UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2002

TOWER AUTOMOTIVE, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-12733	41-1746238
(Commission File Number)	(I.R.S. Employer Identification No.)

5211 Cascade Road SE — Suite 300, Grand Rapids, Michigan 49546
(Address of Principal Executive Offices)     (Zip Code)

(616) 802-1600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Tower Automotive, Inc.
October 18, 2002

Item 9.     Regulation FD Disclosure

     The attached slides were used in the third quarter 2002 earnings release teleconference held on October 18, 2002.

(more)

Third Quarter 2002 Earnings Review October 18, 2002

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

Third Quarter Highlights Sales of $654 million Highest 3rd quarter sales in history Increase of 17% vs. Q301 $0.15 EPS, up from last year's $0.03 loss Operating performance and margins met expectations Negatively impacted by higher than expected interest charges EBITDA - Capex = $26 MM in Q302 vs. $10 MM in Q301 Leverage still at approximately 50% Re-started share buy-back program Backlog of new business at $1.4 Bn

Positive Revenue Momentum Q3 536 Q4 629 Q1 628 Q2 642 Q3 558 Q4 638 Q1 668 Q2 751 Q3 654 Quarterly Revenues 2000 2001 2002 ($MM)

Third Quarter Earnings Negatively impacted by: Lincoln Aviator volumes Underutilized line and resources in place Explorer overtime Offset by: Dodge Ram Good production throughput Europe Solid revenue growth and cost management performance Asia Solid revenue growth and operating performance

Backlog of $1.4Bn+ Existing backlog launches through 2005; 2/3 in production by end of 2004 Majority of new business will run on existing capacity Contribution margin on new business should exceed 20% Continuing to quote on new business opportunities that would launch in 2005 and beyond

Ford 35 Foreign 36 GM 4 Chrysler 25 Company E Ford 30 Foreign 44 GM 14 Chrysler 12 Company E Ford 48 Foreign 20 GM 13 Chrysler 19 Diversified Customer Base 1997 - $1.2Bn 2001 - $2.5Bn 2005 - $3.6Bn Ford Foreign & Transplants General Motors 14% 44% 12% 4% 36% 35% 19% 20% 48% 13% 25% 30% DaimlerChrysler

Operating Performance (dollars in thousands)

Other Income Statement Items (dollars in thousands, except per share items)

Working Capital and Capitalization (dollars in thousands)

Paying Down Debt ($MM) 12/00 1291 9/02 838 57% Leverage % (Debt / Total Cap) (%) 58% 51% Total Debt / EBITDA: 3.6x 3.0x

Generating Cash Flow (dollars in thousands)

Outlook Earnings Per Share 2002 Q1 Q2 Q3 Total Q4 2001 (FAS 142 Adjusted) $0.34 $0.40 $0.05 $0.93 $0.14 $0.25 $0.40 $0.15 $1.00- $1.05 $0.20- $0.25 Annual Change: 8-13% Earnings per share Sales (in millions) 20¢-25¢ $665-$695 4Q02

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

TOWER AUTOMOTIVE, INC

Date: October 22, 2002	By: /s/ Anthony A. Barone

Name: Anthony A. Barone Title: Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)